Fresh Del Monte Produce Inc.

FOR IMMEDIATE RELEASE

Fresh Del Monte Produce Inc. Announces Fourth Quarter and Full Year 2019 Financial Results

-Company increases dividend 25% from $0.08 to $0.10 per share-

-Company reports higher full year 2019 gross profit, operating income and net income than 2018-

CORAL GABLES, FL. - February 19, 2020 - Fresh Del Monte Produce Inc. (NYSE: FDP) ("Fresh Del Monte Produce" or the "Company") today reported financial results for the fourth quarter and year ended December 27, 2019. For the full year 2019, the Company reported earnings per diluted share of $1.37, compared with a loss per diluted share of $0.45 for the full year 2018. Adjusted earnings per diluted share were $1.12 for the full year 2019, compared with adjusted earnings per diluted share of $0.40 for the full year 2018. The Company reported a loss per diluted share of $0.54 in the fourth quarter of 2019, compared with a loss per diluted share of $0.70 in the fourth quarter of 2018. Adjusted loss per diluted share was $0.45 in the fourth quarter of 2019 and 2018.
The Company's Board of Directors declared a cash dividend of ten cents ($0.10) per share, payable on March 27, 2020 to shareholders of record on March 4, 2020. This is an increase of two cents ($0.02) per share from the cash dividend of eight cents ($0.08) paid to shareholders on December 6, 2019.
“In 2019, we benefited from our 2018 initiatives to realign certain production units, as well as early returns on our 2019 strategic shift to focus on becoming a value-added and more diversified Company,” said Mohammad Abu-Ghazaleh, Chairman and Chief Executive Officer. “The emphasis on strengthening our core businesses led to higher gross margins and increased profitability. We also saw continued demand in our value-added fresh-cut and avocado product lines. Fresh Del Monte Produce is a different company today than it was a year ago. While we are encouraged by these results, we believe our transformation process will continue as we drive innovation and growth in our value-added businesses and leverage our core products to drive consistent revenue and earnings growth for the long-term."
Net sales for the full year 2019 were $4,489.0 million, compared with $4,493.9 million in 2018. The decrease in net sales for the full year 2019 were primarily the result of lower net sales in the Company's banana business segment, offset by an increase in net sales in the Company's fresh and value-added business segment. Net sales for the fourth quarter of 2019 were $1,025.2 million, compared with $1,045.9 million in the fourth quarter of 2018. The decrease in net sales in the fourth quarter of 2019 was primarily due to lower net sales in the Company's fresh and value-added business segment as a result of its subsidiary, Mann Packing's voluntary product recall in November 2019, and unfavorable exchange rates.
Gross profit for the full year 2019 was $300.6 million, compared with gross profit of $279.8 million in 2018. Adjusted gross profit was $311.8 million for the full year 2019, compared with adjusted gross profit of $280.0 million for the full year 2018. The increase in gross profit was driven by higher gross profit in all of the Company's business segments, primarily the result of higher selling prices in the Company's banana and fresh and value-added business segments, partially offset by lower sales volume and higher production and procurement costs. Gross profit in the fourth quarter of 2019 was $36.3 million, compared with gross profit of $42.4 million in the fourth quarter of 2018. Adjusted gross profit was $46.7 million in the fourth quarter of 2019, compared with adjusted gross profit of $42.4 million in the fourth quarter of 2018. The change in gross profit in the fourth quarter of 2019 was the result of lower gross profit in the Company's fresh and value-added business segment, primarily due to its subsidiary, Mann Packing's voluntary product recall in November 2019.
Operating income for the full year 2019 was $114.1 million, compared with an operating income of $38.6 million in 2018. Adjusted operating income for the full year 2019 was $113.2 million in 2019, compared with $82.1 million in 2018. The change in operating income for the full year 2019 was primarily attributable to higher gross profit and lower asset impairment and other charges, net. Operating loss for the fourth quarter of 2019 was $11.5 million, compared with

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Fresh Del Monte Produce Inc.

operating loss of $20.4 million in the fourth quarter of 2018. Adjusted operating loss for the fourth quarter of 2019 was $5.6 million, compared with an adjusted operating loss of $7.5 million in the fourth quarter of 2018.
Net income attributable to Fresh Del Monte Produce Inc. for the full year 2019 was $66.5 million, compared with a net loss of $21.9 million in 2018. Adjusted net income was $54.6 million for the full year 2019, compared with adjusted net income of $19.8 million in 2018. Net loss attributable to Fresh Del Monte Produce Inc. for the fourth quarter of 2019 was $25.8 million, compared with net loss of $34.0 million in the fourth quarter of 2018. Adjusted net loss was $21.2 million for the fourth quarter of 2019, compared with adjusted net loss of $22.2 million in the fourth quarter of 2018. The change for the full year 2019 and fourth quarter of 2019 reflects higher operating income.

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(U.S. dollars in millions, except share and per share data) - (Unaudited)
	Quarter ended		Year ended
Statement of Operations:	December 27, 2019	December 28, 2018	December 27, 2019	December 28, 2018

Net sales	$1,025.2	$1,045.9	$4,489.0	$4,493.9
Cost of products sold	984.5	1,003.5	4,183.2	4,213.9
Other charges	4.4	—	5.2	0.2
Gross profit	36.3	42.4	300.6	279.8

Selling, general and administrative expenses	49.4	46.8	195.7	194.7
(Gain) on disposal of property, plant and equipment, net	(2.5)	(1.2)	(18.6)	(7.1)
Asset impairment and other charges, net	0.9	17.2	9.4	53.6
Operating income (loss)	(11.5)	(20.4)	114.1	38.6

Interest expense, net	5.2	6.6	24.3	22.7
Other (income) expense, net	7.0	2.6	(0.9)	15.7

Income (loss) before income taxes	(23.7)	(29.6)	90.7	0.2

Provision for income taxes	1.4	2.7	21.4	16.1
Net income (loss)	$(25.1)	$(32.3)	$69.3	$(15.9)

Less: Net income attributable to redeemable and noncontrolling interests	0.7	1.7	2.8	6.0
Net income (loss) attributable to Fresh Del Monte Produce Inc.	$(25.8)	$(34.0)	$66.5	$(21.9)

Net income (loss) per ordinary share attributable to Fresh Del Monte Produce Inc. - Basic	$(0.54)	$(0.70)	$1.38	$(0.45)

Net income (loss) per ordinary share attributable to Fresh Del Monte Produce Inc. - Diluted	$(0.54)	$(0.70)	$1.37	$(0.45)

Dividends declared per ordinary share	$0.08	$0.15	$0.14	$0.60

Weighted average number of ordinary shares:
Basic	48,014,506	48,395,182	48,291,345	48,625,175
Diluted	48,014,506	48,395,182	48,394,113	48,625,175

Selected Statement of Operations Data:
Depreciation and amortization	$25.4	$28.2	$98.9	$101.2

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(U.S. dollars in millions) - (Unaudited)

	December 27, 2019	December 28, 2018

Assets
Current assets:
Cash and cash equivalents	$33.3	$21.3
Trade and other accounts receivable, net	439.0	473.5
Inventories, net	551.8	565.3
Other current assets	27.4	78.7
Total current assets	1,051.5	1,138.8

Investment in and advances to unconsolidated companies	1.9	6.1
Property, plant and equipment, net	1,403.2	1,392.2
Operating lease right-of-use assets	162.1	—
Goodwill	423.7	423.4
Intangible assets, net	158.2	166.9
Other noncurrent assets	149.3	127.8
Total assets	$3,349.9	$3,255.2

Liabilities and shareholders' equity
Current liabilities:
Accounts payable and accrued expenses	$522.2	$576.6
Current maturities of debt and finance leases	0.3	0.5
Current maturities of operating leases	32.5	—
Other current liabilities	7.9	8.9
Total current liabilities	562.9	586.0

Long-term debt and finance leases	586.8	661.9
Operating leases, less current maturities	102.7	—
Other noncurrent liabilities	298.5	237.7
Total liabilities	1,550.9	1,485.6

Redeemable noncontrolling interests	55.3	51.8

Total Fresh Del Monte Produce Inc. shareholders' equity	1,719.2	1,692.0
Noncontrolling interests	24.5	25.8
Total shareholders' equity	1,743.7	1,717.8
Total liabilities, redeemable noncontrolling interests and shareholders' equity	$3,349.9	$3,255.2

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(U.S. dollars in millions) - (Unaudited)
	Year ended
	December 27, 2019	December 28, 2018
Operating activities:
Net income (loss)	$69.3	$(15.9)
Adjustments to reconcile net income (loss) to net cash
provided by operating activities:
Depreciation and amortization	97.9	100.5
Amortization of debt issuance costs	1.0	0.7
Asset impairment charges, net	8.4	46.4
Gain on disposal of property, plant and equipment, net	(18.6)	(7.1)
Foreign currency translation adjustment	6.2	(5.7)
Other changes	12.8	15.1
Changes in operating assets and liabilities:
Receivables	22.1	(2.4)
Inventories	8.1	(2.8)
Other current assets	8.0	(7.6)
Accounts payable and accrued expenses	(53.3)	131.3
Other noncurrent assets and liabilities	7.2	(5.9)
Net cash provided by operating activities	169.1	246.6

Investing activities:
Capital expenditures	(122.3)	(150.5)
Investments in unconsolidated companies	—	(4.2)
Proceeds from sale of an investment	0.7	—
Proceeds from sales of property, plant and equipment	69.4	17.4
Purchase of businesses, net of cash acquired	—	(357.5)
Net cash used in investing activities	(52.2)	(494.8)

Financing activities:
Net (repayments) borrowings on long-term debt	(77.7)	304.5
Distributions to noncontrolling interests, net	(4.8)	(2.7)
Net payments related to share-based awards	(1.8)	(1.4)
Repurchase and retirement of ordinary shares	(17.9)	(29.4)
Dividends paid	(6.7)	(29.0)
Net cash (used) provided by financing activities	(108.9)	242.0

Effect of exchange rate changes on cash	4.0	2.4

Net increase (decrease) in cash and cash equivalents	12.0	(3.8)
Cash and cash equivalents, beginning	21.3	25.1
Cash and cash equivalents, ending	$33.3	$21.3

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Fresh Del Monte Produce Inc.

	Fresh Del Monte Produce Inc. and Subsidiaries
	Non-GAAP Measures (per share)(1):

	Quarter ended		Year ended

	December 27, 2019	December 28, 2018	December 27, 2019	December 28, 2018
Reported net income (loss) - Diluted	$(0.54)	$(0.70)	$1.37	$(0.45)
Sales claims due to vegetable product recall	0.12	—	0.12	—
Other charges	0.09	—	0.11	—
Asset impairment and other charges, net	0.02	0.36	0.19	1.10
Other (gain) on sales and disposal of assets, net	(0.11)	(0.09)	(0.44)	(0.21)
(Gain) on settlement of litigation	—	—	(0.33)	—
Tax effects of all adjustments	(0.03)	(0.02)	0.10	(0.04)
Adjusted net income (loss) - Diluted	$(0.45)	$(0.45)	$1.12	$0.40
(1) Refer to Non-GAAP measures section for further reconciliation on Non-GAAP measures.

	Fresh Del Monte Produce Inc. and Subsidiaries
	Business Segment Data
	(U.S. dollars in millions) - (Unaudited)

	Quarter ended
	December 27, 2019				December 28, 2018
Segment Data:
	Net Sales		Gross Profit		Net Sales		Gross Profit (Loss)

Fresh and value-added products	$597.2	58%	$21.2	58%	$617.6	59%	$45.2	106%
Bananas	398.7	39%	12.7	35%	394.8	38%	(2.2)	(5)%
Other products and services	29.3	3%	2.4	7%	33.5	3%	(0.6)	(1)%
	$1,025.2	100%	$36.3	100%	$1,045.9	100%	$42.4	100%

	Year ended
	December 27, 2019				December 28, 2018
Segment Data:
	Net Sales		Gross Profit		Net Sales		Gross Profit

Fresh and value-added products	$2,704.4	60%	$194.7	65%	$2,654.7	59%	$190.0	68%
Bananas	1,656.0	37%	97.1	32%	1,703.1	38%	84.1	30%
Other products and services	128.6	3%	8.8	3%	136.1	3%	5.7	2%
	$4,489.0	100%	$300.6	100%	$4,493.9	100%	$279.8	100%

	Quarter ended				Year ended
Net Sales by Geographic Region:
	December 27, 2019		December 28, 2018		December 27, 2019		December 28, 2018

North America	$637.4	62%	$683.7	65%	$2,923.8	65%	$2,871.3	64%
Europe	162.3	16%	146.3	14%	645.2	14%	653.7	15%
Middle East	115.3	11%	99.5	10%	425.8	10%	445.6	10%
Asia	101.6	10%	107.2	10%	453.0	10%	465.7	10%
Other	8.6	1%	9.2	1%	41.2	1%	57.6	1%
	$1,025.2	100%	$1,045.9	100%	$4,489.0	100%	$4,493.9	100%

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Fresh Del Monte Produce Inc.

Full Year 2019 Business Segment Performance
(As reported in business segment data)

Fresh and Value-Added Products
Net sales for the year were $2,704.4 million, compared with $2,654.7 million in the prior year. The increase in net sales was principally as a result of higher net sales in the Company's fresh-cut, avocado, vegetables and prepared food product lines. The increase was partially offset by lower net sales in the Company's pineapple, non-tropical fruit, melon and tomato product lines. Volume was 6% lower. Gross profit for the year was $194.7 million, compared with gross profit of $190.0 million in 2018.

Gold pineapple - Net sales decreased 7% to $454.8 million. Volume decreased 12%. Pricing increased 6%. Unit cost was 4% higher.
Fresh-cut fruit - Net sales increased 3% to $524.4 million. Volume increased 3%. Pricing was in line with the prior year period. Unit cost was 1% lower.
Fresh-cut vegetables - Net sales increased 9% to $455.9 million. Volume increased 5%. Pricing increased 4%. Unit cost was 9% higher.
Avocados - Net sales increased 16% to $380.7 million. Volume increased 5%. Pricing increased 10%. Unit cost was 14% higher.
Non-tropical - Net sales decreased 14% to $195.9 million. Volume decreased 16%. Pricing increased 3%. Unit cost was 3% lower.
Vegetables - Net sales increased 17% to $176.6 million. Volume increased 19%. Pricing decreased 2%. Unit cost was 2% lower.
Prepared food - Net sales increased 5% to $279.6 million, primarily due to higher sales volume in North America, Europe and the Middle East, as a result of the Company's increased focus on value-added products.
Bananas
Net sales for the year were $1,656.0 million, compared with $1,703.1 million in 2018. The decrease in net sales was primarily due to lower sales volume in North America, Asia and Europe, partially offset by higher net sales in the Middle East. Volume was 4% lower. Gross profit for the year was $97.1 million, compared with gross profit of $84.1 million in 2018. Unit cost was in line with the prior year period.

Fourth Quarter 2019 Business Segment Performance
(As reported in business segment data)

Fresh and Value-Added Products
Net sales for the quarter decreased to $597.2 million, compared with $617.6 million in the fourth quarter of 2018. The decrease was primarily attributable to lower sales volume in the Company's fresh-cut vegetables product line as a result of the Company's Mann Packing subsidiary's voluntary recall in November 2019. Volume was 2% lower. Gross profit for the quarter was $21.2 million, compared with gross profit of $45.2 million in the fourth quarter of 2018.

Gold pineapple - Net sales decreased 1% to $115.4 million. Volume decreased 2%. Pricing increased 2%. Unit cost was 6% higher.
Fresh-cut fruit - Net sales increased 3% to $116.2 million. Volume increased 2%. Pricing was in line with the prior year period. Unit cost was 1% higher.
Fresh-cut vegetables - Net sales decreased 20% to $95.9 million. Volume decreased 21%. Pricing increased 1%. Unit cost was 19% higher.

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Fresh Del Monte Produce Inc.

Fourth Quarter 2019 Business Segment Performance (continued)
(As reported in business segment data)

Avocados - Net sales increased 6% to $69.1 million. Volume increased 8%. Pricing decreased 2%. Unit cost was 8% higher.
Vegetables - Net sales decreased 5% to $46.6 million. Volume decreased 4%. Pricing decreased 2%. Unit cost was 1% higher.
Non-tropical - Net sales increased 13% to $32.8 million. Volume increased 1%. Pricing increased 11%. Unit cost was 2% higher.
Prepared food - Net sales decreased 1% to $69.0 million, primarily due to lower sales as a result of its subsidiary, Mann Packing's voluntary product recall.
Bananas
Net sales for the quarter were $398.7 million, compared with $394.8 million in the fourth quarter of 2018, primarily due to higher sales volume in the Middle East and higher selling prices in Europe. Volume was 1% lower. Gross profit for the quarter was $12.7 million, compared to a loss of $2.2 million in the fourth quarter of 2018. Unit cost was 2% lower than the prior year period.

Cash Flows
Net cash provided by operating activities for the full-year was $169.1 million, compared with net cash provided by operating activities of $246.6 million in the same period of 2018. The decrease in net cash provided by operating activities was primarily attributable to lower balances of accounts payable and accrued expenses, partially offset by higher net income.

Total Debt
Total debt decreased from $662.4 million at the end of 2018 to $587.1 million at the end of 2019.

Interest Expense, Net
Interest expense, net for the full year of 2019 was $24.3 million, compared with $22.7 million in the same period of 2018.

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Fresh Del Monte Produce Inc.

Non-GAAP Measures
The Company's results are determined in accordance with U.S. generally accepted accounting principles (GAAP). Some of the information presented in this press release reflects adjustments to GAAP measures such as amounts related to restructuring, asset impairment charges, (gain) loss on sales of assets and certain other special items, if any. Management believes these adjustments provide a more comparable analysis of the ongoing operating performance of the business.

These adjustments result in non-GAAP financial measures and are referred to in this press release as adjusted gross profit, adjusted operating income (loss), adjusted net (loss) income and adjusted net income (loss) per share. Because all companies do not use identical calculations, our presentation of these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

Non-GAAP measures provide us with an understanding of the results from the primary operations of our business. We use these non-GAAP financial measures to evaluate our period-over-period operating performance because management believes they provide more comparable measures of our continuing business as they adjust for special items that are not reflective of the normal earnings of our business. These measures may be useful to an investor in evaluating the underlying operating performance of our business because these measures:

1.	Are used by investors to measure a company's comparable operating performance;

2.	Are financial measurements that are used by lenders and other parties to evaluate creditworthiness; and

3.	Are used by our management for various purposes, including as measures of performance of our operating entities and as a basis of strategic planning and forecasting.

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Fresh Del Monte Produce Inc.

	Fresh Del Monte Produce Inc. and Subsidiaries
	Non-GAAP Reconciliation
	(U.S. dollars in millions, except per-share amounts) - (Unaudited)
	Quarter ended
	December 27, 2019				December 28, 2018
	Gross profit	Operating (loss) income	Net (loss) income attributable to Fresh Del Monte Produce Inc.	Net (loss) income attributable to Fresh Del Monte Produce Inc. per diluted share	Gross profit	Operating (loss) income	Net (loss) income attributable to Fresh Del Monte Produce Inc.	Net (loss) income attributable to Fresh Del Monte Produce Inc. per diluted share
As reported	$36.3	$(11.5)	$(25.8)	$(0.54)	$42.4	$(20.4)	$(34.0)	$(0.70)
Adjustments:
Sales claims due to vegetable product recall (1),(4)	6.0	6.0	6.0	0.12	—	—	—	—
Other charges (2),(4)	4.4	4.4	4.4	0.09	—	—	—	—
Asset impairment and other charges, net (3),(4)	—	0.9	0.9	0.02	—	17.2	17.2	0.36
Other (gain) on sales and disposal of assets, net (5)	—	(5.4)	(5.4)	(0.11)	—	(4.3)	(4.3)	(0.09)
Tax effects of all adjustments (6)	—	—	(1.3)	(0.03)	—	—	(1.1)	(0.02)
As adjusted	$46.7	$(5.6)	$(21.2)	$(0.45)	$42.4	$(7.5)	$(22.2)	$(0.45)

	Year ended
	December 27, 2019				December 28, 2018
	Gross profit	Operating (loss) income	Net (loss) income attributable to Fresh Del Monte Produce Inc.	Net (loss) income attributable to Fresh Del Monte Produce Inc. per diluted share	Gross profit	Operating (loss) income	Net (loss) income attributable to Fresh Del Monte Produce Inc.	Net (loss) income attributable to Fresh Del Monte Produce Inc. per diluted share
As reported	$300.6	$114.1	$66.5	$1.37	$279.8	$38.6	$(21.9)	$(0.45)
Adjustments:
Sales claims due to vegetable product recall (1),(4)	6.0	6.0	6.0	0.12	—	—	—	—
Other charges (2),(4)	5.2	5.2	5.2	0.11	0.2	0.2	0.2	—
Asset impairment and other charges, net (3),(4)	—	9.4	9.4	0.19	—	53.6	53.6	1.10
Other (gain) on sales and disposal of assets, net (5)	—	(21.5)	(21.5)	(0.44)	—	(10.3)	(10.3)	(0.21)
(Gain) on settlement of litigation (7)	—	—	(16.0)	(0.33)	—	—	—	—
Tax effects of all adjustments (6)	—	—	5.0	0.10	—	—	(1.8)	(0.04)
As adjusted	$311.8	$113.2	$54.6	$1.12	$280.0	$82.1	$19.8	$0.40

(1)	Sales claims due to vegetable product recall for the quarter and year ended December 27, 2019 related to expected customer payments due to a voluntary recall in North America.

(2)
Other charges for the quarter ended December 27, 2019 primarily related to inventory write-offs due to a voluntary recall for vegetable products in North America. In addition to the effects of the recall, other charges for the year ended December 27, 2019 also included charges related to inclement weather in Central America. Other charges for the year ended December 28, 2018 related to restructuring charges in South America.

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Fresh Del Monte Produce Inc.

(3)
For 2019, asset impairment and other charges, net for the fourth quarter primarily related to additional costs related to the vegetable product recall in North America of $0.5 million. In addition, asset impairment and other charges, net for the year ended December 27, 2019 also primarily related to impairment charges in low producing areas of the Philippine banana operations of $4.7 million, impairment of an equity investment of $2.9 million and other immaterial impairments. For 2018, asset impairment and other charges, net for the fourth quarter primarily included charges related to (1) asset impairments of $35.0 million due to restructuring activities in Asia, Central America, North America and South America related to strategic business decisions, (2) restructuring charges of $4.7 million related to termination benefits and contract termination in Asia and South America (2) a $11.3 million impairment of the prepared foods trade names and trademarks, (3) $1.8 million of acquisition costs in North America. Asset impairment and other charges, net for the year ended also included restructuring costs related to Asia, Central America, South America and acquisition costs in North America.

(4)
During the fourth quarter and year ended December 27, 2019, we had a loss of $10.9 million related to a voluntary recall of vegetable products in North America. The recall charges included $6.0 million in sales claims, a component of net sales, related to expected customer payments,

$4.4 million in inventory disposals included in other charges, net, a component of cost of products sold, and $0.5 million in other costs incurred included in asset impairment and other charges, net.

(5)
For 2019, other (gain) on sales and disposal of assets, net for the fourth quarter primarily related to gains on sale of underutilized tomato assets in North America. Additionally, the year ended December 27, 2019 also had additional sales of underutilized tomato assets in North America and included gains on sale of vessels and disposal of other immaterial assets. For 2018, other (gain) on sales and disposal of assets, net for the fourth quarter primarily related to a gain on property and assets sales in South America and North America as well as gains on maritime equipment sales. Other gain on sale and disposal of assets, net for the year also included gain on property sales in Europe offset by asset disposal charges in South America due to restructuring activities.

(6)
Tax effects are calculated in accordance with ASC 740, Income Taxes, using the same methodology as the GAAP provision of income taxes. Income tax effects of non-GAAP adjustments are calculated based on the applicable statutory tax rate for each jurisdiction in which such charges were incurred, except for those items which are non-taxable for which the tax provision (benefit) was calculate at 0%. Certain non-GAAP adjustments were subject to valuation allowances and therefore were calculated at 0%. The tax effects of all adjustments were not included in the prior presentation for the fourth quarter and year ended December 28, 2018. We reevaluated the presentation of non-GAAP adjusted net income (loss) and adjusted net income (loss) per share and made these changes to facilitate the evaluation of our current operating performance and the comparability of our current operating performance to past performance. Non-GAAP adjusted net income (loss) and adjusted net income (loss) per share has been recast for the fourth quarter and year ended December 28, 2018 to conform to the current presentation.

(7)	Gain on settlement of litigation for 2019 was $16.0 million with proceeds of $17.0 million, net of expenses of $1.0 million.

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Fresh Del Monte Produce Inc.

Conference Call and Webcast Data
Fresh Del Monte will host a conference call and simultaneous webcast at 10:00 a.m. Eastern Time today to discuss the Company's fourth quarter and full year 2019 financial results. The webcast can be accessed on the Company’s Investor Relations home page at www.freshdelmonte.com. The call will be available for re-broadcast on the Company’s website approximately two hours after the conclusion of the call for a period of one year.

About Fresh Del Monte Produce Inc.
Fresh Del Monte is one of the world’s leading vertically integrated producers, marketers and distributors of high-quality fresh and fresh-cut fruit and vegetables, as well as a leading producer and distributor of prepared food in Europe, Africa and the Middle East. Fresh Del Monte markets its products worldwide under the DEL MONTE® brand (under license from Del Monte Foods, Inc.), a symbol of product innovation, quality, freshness and reliability for over 125 years. The Company also markets its products under the MANNTM brand and other related trademarks. Fresh Del Monte Produce Inc. is not affiliated with certain other Del Monte companies around the world, including Del Monte Foods, Inc., the U.S. subsidiary of Del Monte Pacific Limited, Del Monte Canada, or Del Monte Asia Pte. Ltd.

Forward-looking Information
This press release contains certain forward-looking statements regarding the intent, beliefs or current expectations of the Company or its officers with respect to the Company’s plans and future performance, including beliefs regarding the continuation of the Company's transformation process and its ability to drive innovation and growth to leverage core products to drive consistent revenue and earnings growth for the long-term. In this press release, these statements are preceded by, followed by or include the words “believes”, “expects”, “anticipates” or similar expressions with respect to various matters. These forward-looking statements are based on information currently available to the Company and the Company assumes no obligation to update these statements. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Fresh Del Monte’s actual plans and performance may differ materially from those in the forward-looking statements as a result of various factors, including (i) our ability to successfully execute our plan to stabilize our core business, diversify our business and transform our business to a value-added business, (ii) the impact of governmental trade restrictions, including adverse governmental regulation that may impact our ability to access certain markets such as uncertainty surrounding the withdrawal of the United Kingdom from the European Union (often referred as Brexit), including spillover effects to other Eurozone countries, (iii) our anticipated cash needs in light of our liquidity, (iv) the continued ability of our distributors and suppliers to have access to sufficient liquidity to fund their operations, (v) trends and other factors affecting our financial condition or results of operations from period to period, including changes in product mix, consumer preferences or consumer demand for branded products such as ours; anticipated price and expense levels; the impact of crop disease, such as vascular diseases, one of which is known as Tropical Race 4, or TR4 (also known as Panama Disease), which can destroy banana crops and was recently discovered in Latin America banana plantations, severe weather conditions, such as flooding, or natural disasters, such as earthquakes, on crop quality and yields and on our ability to grow, procure or export our products; our ability to improve our existing quarantine policies and other prevention strategies, as well as find contingency plans, to protect our and our suppliers’ banana crops from vascular diseases; disruptions or issues that impact our production facilities or complex logistics network; the impact of prices for petroleum-based products and packaging materials; and the availability of sufficient labor during peak growing and harvesting seasons, (vi) the impact of pricing and other actions by our competitors, particularly during periods of low consumer confidence and spending levels, (vii) the impact of foreign currency fluctuations, (viii) our plans for expansion of our business (including through acquisitions) and cost savings, (ix) our ability to successfully integrate acquisitions into our operations, (x) the impact of impairment or other charges associated with exit activities, crop or facility damage or otherwise, (xi) the timing and cost of resolution of pending and future legal and environmental proceedings or investigations, (xii) the impact of changes in tax accounting or tax laws (or interpretations thereof), and the impact of settlements of adjustments proposed by the Internal Revenue Service or other taxing authorities in connection with our tax audits, (xiii) the cost and other implications of changes in regulations applicable to our business, including potential legislative or regulatory initiatives in the United States or elsewhere directed at mitigating the effects of climate change, (xiv) damage to our reputation or brand names or negative publicity about our products, (xv) exposure to product liability claims and associated regulatory and legal actions, product recalls or other legal proceedings relating to our business and (xvi) our ability to successfully manage the risks associated with international operations. All forward-looking statements in this press release are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements. The Company’s plans and performance may also be affected by the factors described in Item 1A. - “Risk Factors” in Fresh Del Monte Produce Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 27, 2019, Annual Report on Form 10-K for the year ended December 28, 2018 along with other reports that the Company has on file with the Securities and Exchange Commission.

For information, contact:
Christine Cannella
Vice President, Investor Relations
305-520-8433

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